Exhibit 10.71

NYIAX, INC. EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into and effective as of on May 4, 2024 (“Effective Date”) by and between NYIAX, Inc, a Delaware company (the “Company”) with offices at 900 Easton Avenue, Sommerset, N.J., and Robert Ainbinder. (the “Executive”). The Company and the Executive are individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is engaged in the business of advertising, advertising exchange/advertising trade technology, and financial/trading technology (the “Business”);

WHEREAS, this Agreement shall supersede all previous agreements with the Executive, except where it pertains to accrued stock, options, restricted stock, or units already vested or executed by the Executive with the Company; and

WHEREAS, the Company desires to continue to employ the Executive, and Executive desires to continue be employed by the Company, on the terms hereinafter set forth.

NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

EMPLOYMENT ROLES AND OBJECTIVES

1.1. Employment Beginning on the Effective Date, the Company hereby employs Executive for the purposes of providing professional services as Director of Development for Special Projects (“DD”) under the terms and conditions set forth in this Agreement reporting directly to the chief executive officer. Executive shall use best business efforts, to promote the interests of the Company and its subsidiaries and to serving in the capacity of DD at all times in the best interests of the Company, and to perform the duties consistent with the Executive’s role as the DD and reasonably assigned to the Executive by the CEO of NYIAX. Executive shall perform Executive’s duties on such days and hours as are determined by the CEO and Executive.

1.2. Roles and Objectives:

(a) Roles and Objectives. Subject to CEO’s approval the Executive’s roles and objectives include, working with senior management of the Company in the following functions as stated below:

●	Working with the CEO and management, the Executive is responsible for creating a successful Capital Attainment Program (“CAP”) for the Company. The Executive shall not have the authority to bind the Company, unless agreed to in advance by the Company and the Executive. A successful CAP will meet Board objectives that ensures the Company has sufficient capital to achieve its goals.

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●	Integral to the Executives roles and objectives relating to the CAP, while working with the CEO the Executive will:

■	Create and then present a draft CAP plan to the Board within 60 days of Effective Date, and

■	Meet with top investors on a regular basis to develop positive investor confidence and belief in the Company’s vision and strategy.

●	Working with the CEO and management to designate, identify and create new business lines for the Company to implement. Such new business lines may take the form of new businesses, joint ventures, or licensing fees. All efforts related to identification and implementation of new business lines businesses for NYIAX to enter will be driven by the goal of expanding markets, revenues, and overall shareholder value.

●	The Executive may be supported by a team, as agreed to by the CEO.

●	Other duties as mutually agreed to between the Executive and the CEO of the Company from time to time.

●	For all Roles and Objectives above, the Executive will provide the CEO with transparency into contacts and progress as required by the CEO.

(b) Compliance with Employee Handbook and Company Policies.The Company may provide an employee handbook (the “Employee Handbook”) for use as a guideline of the Company’s procedures and other Company policies. Executive agrees to adhere to the policies and procedures as outlined in the Employee Handbook, as the same may be amended and supplemented from time to time by the Company in its reasonable discretion, provided such amendments and supplements are provided to the Executive in writing. Executive shall also adhere to all Company policies and charters applicable to a member of the board of directors.

ARTICLE II

COMPENSATION AND BENEFITS

2.1. Compensation.

(a) Base Salary. During the Agreement Term (defined below), as compensation for services rendered under this Agreement, Company shall pay to Executive a base salary in the amount of $225,000 annually (pro-rated where applicable from the Effective Date) less all applicable withholdings and deductions (“Base Salary”). Executive’s Base Salary shall be payable in regular intervals in accordance with the Company’s regular payroll practices and policies. The Executive shall be required to devote at least thirty (30) hours per week to perform the services described in 1.2 (a). Additionally, the Executive shall voluntarily defer a portion of his salary consistent with Company policy if requested by the Company/CEO until the Company achieves a minimum financing of $2.5 million.

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(b) Bonus, Salary Increases, and Company Stock. During the Agreement Term, in addition to the Base Salary, the Executive will be eligible for a discretionary bonus of up to 20% of Executive’s Base Salary which may be in equity compensation and Base Salary increases, upon review and approval of the Board at the Board’s sole discretion.

2.2. Benefits. During the Agreement Term, Executive shall be eligible to participate, in accordance with the terms thereof, in any medical, retirement, and similar benefit plans maintained by or on behalf of Company and generally made available to employees of Company, subject to applicable waiting periods, eligibility criteria, the terms and conditions of Company’s benefit plan documents and generally applicable Company policies (as the same may be in effect from time to time) and any other restrictions or limitations imposed by law, except to the extent such benefits are duplicative of benefits otherwise provided to Executive under this Agreement or by any affiliate of the Company. Company reserves the right to modify or eliminate any such benefits at any time at Company’s sole discretion.

2.3. Time Off. The Executive shall be entitled all time off, including paid time off, as requied by law. Executive shall also be entitled to four (4) weeks of paid time off on an annual basis during the Agreement Term, and such other holidays in accordance with the Company’s applicable policies and procedures as in effect from time to time and local, state, or federal law. Executive shall take all vacation and leave so as to minimize disruptions with Executive’s duties.

2.4. Expenses. Company shall reimburse Executive for all necessary and reasonably expenses incurred and/or paid by Executive in Executive’s performance of Executive’s duties under this Agreement, provided the Executive provides Company with documentation of such expenses to allow for sufficient accounting and in accordance with the Company’s established policies. Where the expenses exceed $500 then prior written consent of the estimated budget for the Expenses must be provided to the CEO prior to initiating the expense. All expense accountings shall from time to time be reviewed and shall be subject to the approval within the Company guidelines within the Company Handbook, which shall not be unreasonably withheld (“Reimbursed Expenses”).

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ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

3.1 Termination of Employment. Executive’s employment under this Agreement shall commence on the Effective Date hereof and continue for a period of one (1) year (the “Initial Term”), or until otherwise terminated in accordance with the provisions of this Article III. This Agreement shall automatically renew for successive four (4) month terms (each, if any, a “Renewal Term”) unless earlier terminated in accordance with the provisions of this Article III or unless either Party provides the other Party with thirty (30) days written notice during the Renewal Term. For purposes of this Agreement, the period of time from the date hereof until the termination or non-renewal of this Agreement, including the Initial Term and any Renewal Term, will be referred to herein as the “Agreement Term.” The date this Agreement terminates shall be referred to as the “Termination Date”.

3.2 Termination by the Company for Death or Disability. Notwithstanding anything to the contrary in this Article III, the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events:

(a) the death of the Executive; or

(b) The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 90 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3.2(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq and provides proof of disability from physician specialized in the field of such disability who has determined Executive is disabled.

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3.3 Termination by the Company for Non-Performance. Notwithstanding anything to the contrary in this Article III, the Company may terminate this Agreement thirty (30) days after:

i.	Executive is notified in writing that the NYIAX Board of Directors has concluded the Executive has failed to perform Roles and Objectives as described paragraph 1.2. and

ii.	The NYIAX Board of Directors further concludes that failure by the Executive has not been cured by Executive within the thirty (30) days Executive was notified of the failure;

3.4 Termination by the Company for Cause. Notwithstanding anything to the contrary in this Article III, the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events (each being for “Cause”):

(a) Any material breach by Executive of the terms of this Agreement which is not cured by Executive within thirty (30) days after Executive is notified in writing of such breach by the Company;

(b) Executive is convicted of or pleads guilty or nolo contendere to a felony of embezzlement, fraud, theft, or dishonesty;

(c) Gross negligence or willful misconduct of Executive in connection with the performance of Executive’s duties under this Agreement; or

(d) Executive engages in misconduct that brings discredit upon the Company which is determined by the NYIAX Board and of Directors CEO to be materially detrimental to the Company, its investors, stockholders/shareholders, its customers, employees or its reputation and where the Company communicates the misconduct in writing to the Executive and the Executive has failed to cure the misconduct within thirty (30) days.

3.5 Compensation Due Upon Termination

(a) In the event this Agreement is terminate under Sections 3.1, 3.2, 3.3, or 3.4, Executive shall be entitled to the compensation which Executive has earned and not yet collected pursuant to this Agreement up to the Termination Date, including continuation of benefits until such date and reimbursement of expenses properly incurred and documented through the Termination Date in line with Section 2.4. Compensation following termination shall be paid by the Company in the ordinary course of its payroll practices. Except as otherwise provided to the contrary in this Article III or as required under applicable law, upon termination of this Agreement, the Company shall have no obligation to make any payments to Executive for additional salary or benefits.

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In the event that the Company terminates the Executive in accordance with the provisions of Article 3.1 by providing the Executive with thirty (30) days written notice of termination during any Renewal Term and provided the Executive agrees to the Company’s then standard employee separation agreement, the Company will provide the Executive with:

A.	Cash payments equal to four (4) months of the Executive’s then current Base Salary, payable less any taxes and withholding as may be necessary pursuant to applicable law, provided, however, that such four (4) months cash payments shall be:

i.	Paid ratably and semi-monthly in accordance with the Company’s ordinary payroll practices , and

ii.	The Executive makes himself available to the Chief Executive Officer for queries and assistance as required by the Chief Executive Officer.

B.	To the extent the Executive and his dependents elect coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay all employee and employer portion of COBRA premium payments of the Executive and his dependents for a period of up to four (4) months after the date of notice of Termination Date;

(b) In the event this Agreement is terminated under Section 3.3 for Non- Performance, the Executive shall not be entitled to any compensation, receive any benefits or other remuneration for the remaining term of this Agreement or otherwise for the Initial Period or any Renewal Period from the date of termination of the Executive. Further in the event of termination for Non- Performance under Section 3.3 all unvested options and warrants, if applicable, shall become null and void and the Executive shall have no rights thereto.

(c) In the event this Agreement is terminated under Section 3.4 for Cause the Executive shall not be entitled to any compensation, receive any benefits or other remuneration for the remaining term of this Agreement or otherwise for the Initial Period or any Renewal Period from the date of termination of the Executive. Further in the event of termination for Cause under Section 3.4 all unvested options and warrants, if applicable, shall become null and void and the Executive shall have no rights thereto.

(d) If the Executive is a “specified Executive” for purposes of Section 409A, to the extent the Severance Benefits required to be made pursuant to Section 3.2 hereof constitutes “non-qualified deferred compensation” for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is 6 months from the Termination Date and (ii) the date of the Executive’s death, with any delayed amounts being paid in a lump-sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

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ARTICLE IV

NON-COMPETITION; NON-SOLICITATION; NON-DISPARAGEMENT

4.1. No other Restrictive Agreements or Covenants. Executive hereby represents that Executive is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict Executive’s ability to perform Executive’s duties hereunder and covenants and agrees that Executive will not enter into any such agreements or covenants with any person or entity other than the Company and its affiliates during the term of Executive’s employment hereunder.

4.2. Non-Competition; Non-Solicitation. Executive covenants and agrees that, so long as Executive is employed by the Company, and for a period of one year after termination of Executive’s employment, Executive will not, directly or indirectly:

(a) solicit business from any partners, vendors, clients, shareholders or customers of the Company (including any potential clients of the Company that were contacted, solicitied, or served by Exeuctive during the Term or about which Executive received Confidential Information during the Term) with respect to the Company’s Business;

(b) perform services or accept any business competiative with that of the Company’s Business, directly or indirectly, from any customer of the Company that the Exeuctive was providing services to under this Agrement within 1 year immedateily preceding the Termination Date; and/or

(c) induce or attempt to induce, recruit, hire, engage, or cause any employee, contractor, consultant, officer, or director of the Company to modify or terminate such relationship with the Company.

4.3. Mutual Non-Disparagement. The Parties covenant and agree that, during and after the period during which Executive is employed by the the Company, each Party will not, directly or indirectly publish on any medium (including any social media platform or intenret site) or communicate to any person or entity any disparaging remarks, comments, or statements (including any false remarks, comments, or statements) which impugn the character, honesty, or integrity of the Company’s business or function, the other Party and their respective affiliates, successors, heirs, or assigns, or any of their respective members, shareholders, directors, officers, employees, professionals, or agents.

4.4. Injunctive Relief. The Parties expressly agree that in light of the nature of the activities in which the Company is engaged, the foregoing restrictions are fair and reasonable, in concept and scope, and are necessary to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. The Parties therefore acknowledge that, in the event of a violation or threat of violation of any of these restrictions, either Party shall be entitled to seek to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief (without the necessity of securing a bond), and an equitable accounting of all earnings, profits and other benefits arising from such violation, all of which shall be cumulative and in addition to any other such rights or remedies to which the Party may be entitled at law or in equity. The Parties hereby expressly waives any right to assert the provisions are unreasonable, unnecessary, vague or unenforceable, in whole or in part, or that there is a failure of consideration, in the event proceedings are instituted.

4.5. Survival. This Article IV shall survive the expiration or termination of this Agreement for any reason and shall apply to any renewal or extension of employment, is expressly intended to benefit and be enforceable by the Company and its affiliates and is assignable by the Company.

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ARTICLE V

CONFIDENTIALITY/INTELLECTUAL PROPERTY

5.1. Obligations. The Company will make available to Executive, and Executive will have access to, certain Confidential Information. “Confidential Information” includes, but is not limited to, financials, marketing plans, customer and vendor confidential information, computer software and disks, notes, business plans and analysis, studies, notes, research, knowledge of business relationships of the Company, intellectual property, trade secrets, training materials, orientation or onboarding materials, or other information—both written, electronic, and oral—necessary and essential to the Company’s business. “Confidential Information” does not include information that is in the public domain, information that becomes public without a breach of this Agreement, information that was known to Executive prior to entering into this Agreement, information learned by Executive from a person who is not under a duty of confidentiality to the Company or professional skill, training or know-how. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, will be and is the property of the Company and its affiliates. Executive will not disclose, directly or indirectly, and will keep confidential any and all Confidential Information and will not use any Confidential Information in any manner other than in connection with the Executive’s discharge of Executive’s duties hereunder. The provisions of this Section 5.1 will survive termination of this Agreement for any reason.

5.2. Obligation to Return. Executive will immediately return to the Company upon termination of this Agreement any and all copies of Confidential Information and all copies of any electronic or paper patient files, training, orientation, or onboarding materials, analyses, compilations, studies or other documents containing or reflecting Confidential Information and permanently erase all electronic copies of such Confidential Information in Executive’s possession promptly. At the Company’s request, Executive will certify in writing that Executive has fully complied with Executive’s obligations under this Section 5.2.

5.3. Other Agreements; Affiliate Information. Executive acknowledges Executive’s obligation to protect Confidential Information includes agreements that the Company may sign with other entities whose Confidential Information is covered by the terms of this Agreement. Executive agrees that the Company’s or any of its affiliates’, vendors’ or contracting entities’ Confidential Information which includes but is not limited to, (a) all ideas, concepts, experimental, and research data; (b) service techniques and protocols; (c)   business and marketing plans; (d) information relating to financial information, pricing, cost, and sales information; (e) contractual arrangements, advertising and promotions, market research data, and other information about the Company’s and its affiliates’ actual and prospective employees, patients, customers, suppliers, and vendors; (f) patents and patent applications, inventions, and improvements (whether patentable or not); (g) development projects, computer software, related documentation, and materials; (h) designs, practices, recipes, processes, methods, know-how, techniques, and other facts relating to the business of the Company and its affiliates; and (i) all other trade secrets in information of a confidential and proprietary nature shall be confidential and not disclosed by the Executive in any manner except for the Company’s purposes.

5.4. Work Product. Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof, as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world, shall be the sole and exclusive property of the Company.

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ARTICLE VI

GENERAL MATTERS

6.1. Successors and Assigns.

(a) Assignment by the Company. Company may not assign this Agreement or any part thereof without the prior written consent of the Executive.

(b) Assignment by Executive. Executive may not assign this Agreement or any part thereof without the prior written consent of the Company.

6.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflict of law principles, irrespecitve of whether Executive becomes a resident of a different state.

6.3. Executive’s Acknowledgment. Executive acknowledges (i) that Executive has had the opportunity to consult with counsel of Executive’s own choice concerning this Agreement and has been advised to do so by the Company and (ii) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

6.4. Use of Name, Picture and Biographical Information. During the term of this Agreement, Company may use Executive’s name, picture, and biographical information (collectively the “Information”) to actively promote and/or market, in various print and internet media, the Company; provided, however, that such Information shall first be submitted to Executive for his review and approval prior to any publication of such Information. Executive agrees that the Company has neither control over nor responsibility for the actions of third Parties who obtain the Information from these media and that Company is not able to restrict third Parties who redistribute the Information. Company will not be liable for the Information used by third Parties.

6.5. Modification and Amendment; Waiver. The provisions of this Agreement may be modified, amended, or waived only upon the written agreement of both Parties. Such modification, amendment, or waiver shall be effective only to the extent set forth in such writing. No delay or failure on the part of any Party hereto in exercising any right, power, or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

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6.6. Notices. All notices, consents, waivers, and other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in .pdf format or similar format, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given on the fifth (5th) Business Day after being deposited in the United States mail, postage prepaid, registered, or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by a nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by electronic transmission shall be deemed given on the date of transmission if transmitted during normal business hours of the recipient, and on the first (1st) Business Day following transmission if transmitted after normal business hours of the recipient. All notices shall be addressed as follows:

If to Company:

Teri Gallo, CEO

If to Executive:

Robert E. Ainbinder, Jr

Address:

with a mandatory copy (which does not constitute notice) to:

Address to be added here.

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 6.9.

6.7. Dispute Resolution.

(a) Confidential Binding Arbitration. The Parties agree that any dispute or controversy arising out of, or in any way relating to this Agreement, other than a dispute or controversy arising out of a breach or threatened breach of Article IV, that cannot be resolved between the Parties shall be submitted to binding arbitration. It is the intent of the Party that this Section provides a broad arbitration clause and is intended to include claims and causes of action regarding, arising out of, or relating to this Agreement, whether arising in contract, tort, statute, regulation, common law, or otherwise. The Parties’ submission and agreement to arbitrate shall be specifically enforceable, and the judgment of the arbitrator granting an award to a Party may be entered in any court having jurisdiction thereof. The Parties hereby waive their right to a jury trial with respect to the disputes covered by this Section 6.7. The Parties understand and fully agree that by agreeing to arbitrate disputes covered by this Agreement, they forego their right to have a trial by jury and their normal rights of appeal following the rendering of a decision. Executive further waives the Executive’s right to become a member of any class or collective action against the Company. Nothing herein shall prevent or otherwise limit the Company from enforcing its rights and remedies set forth in Article IV in a court of competent jurisdiction.

(b) Procedure for Invoking Arbitration. Either Party may, by written notice to the other Party, invoke arbitration. The written notice (“Demand”) shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Demand for arbitration shall be initiated within the same time limitations as the applicable law to those claim(s). Arbitration under this Agreement shall be before a sole arbitrator and governed by the rules and procedures of the American Arbitration Association (“AAA”) at AAA in New Jersey; except that the Party and the arbitrator may agree to conduct the arbitration proceedings independently and without the use of the AAA as an administrator and/or forum. The Parties shall attempt in good faith to agree upon an arbitrator; however, if the Party are unable to agree on an arbitrator within fourteen (14) days of the Notice, the Party shall request a list of available arbitrators from the AAA and shall meet and confer to each strike one name at a time until one arbitrator remains. The Parties shall flip a coin to determine who is required to strike first; the Party who “wins” the toss may elect to strike first or second. The Parties shall share evenly the actual costs and expenses of the arbitration and shall bear their own attorneys’ fees. The Parties agree to keep the proceedings of the arbitration, all events leading up to the arbitration, and the outcome of the arbitration confidential.

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6.8. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

6.9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or Executive’s beneficiaries, including Executive’s estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provisions for payment of taxes as suggested by the Executive (if permitted by law), provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

6.10. Survivorship. Except as otherwise set forth herein, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to obtain the intended preservation of such rights and obligations.

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6.11. Expenses. Each of the Parties hereto shall bear their own costs and expenses, including attorneys’ fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby.

6.12. Titles. Titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

6.13. Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the Party and delivered to the other Party. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Party and may be used in lieu of the original Agreement for all purposes. Signatures of the Party transmitted by facsimile or by other electronic means shall be deemed to be their original signatures for all purposes.

6.14. Interpretation. This Agreement supersedes, amends, restates, and overrides any previous employment agreement between the Parties or entities affiliated with the Parties, including any amendments thereto, the entirety of which shall be null and void upon the execution and Effective Date of this Agreement.

6.15. WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

6.16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, entity, company, partnership, limited liability company or other unincorporated association other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

6.17. Acts of God. Any delays in or failures of performance by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to: acts of God; changes in regulations or laws of any government; government orders including shutdowns or practice restrictions, pandemics, epidemnics, strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

6.18. Entire Agreement. This Agreement and the other agreements executed contemporaneously herewith, contain all the understandings and representations between the Parties pertaining to the subject matter hereof and supersede all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date(s) specified below but effective as of the Effective Date.

EXECUTIVE:	COMPANY:

NYIAX, Inc.
Date:
	By:	/s/ Teri Gallo
	Name:	Teri Gallo
	Title:	CEO
	Date:	5/30/2024

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